Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Declares Special Cash Dividend of
$1.80 Per Share, or Approximately $40 Million in
Total

BEDFORD, MASS. – November 19, 2012 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and DSL service assurance products, today announced that its Board of Directors has declared a special cash dividend of $1.80 per share, or approximately $40 million in total.  The special cash dividend will be paid on December 17, 2012 to shareholders of record as of December 3, 2012.

The Board of Directors has determined that the company’s current cash balances exceed our capital requirements and has decided to return cash to shareholders.

The tax treatment of the special cash dividend will depend on the amount of the company’s current and accumulated earnings and profits as of December 31, 2012, as determined by the Internal Revenue Code. Based on our year-to-date earnings through September 30, 2012, we believe that this $1.80 special cash dividend and the $1.15 special cash dividend we paid in May 2012 will be treated as qualified dividends for income tax purposes.

We encourage shareholders to contact their brokers in order to understand the Nasdaq Rules and Regulations regarding the effect of selling shares of our common stock following the record date on their eligibility to receive the dividend.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com

Aware, Inc. Declares Special Cash Dividend	Page 2

About Aware
Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry.  Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2011 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc.  •  40 Middlesex Turnpike  •  Bedford, MA  USA  01730-1432
Tel: (781) 276-4000  •  Fax: (781) 276-4001  •  E-mail: IR@aware.com